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                                                                 Exhibit 10.2A

                                                                       3/21/97


* Confidential portion has been omitted and filed separately with the Commission.


THIS COMPUTER SERVICES AGREEMENT is made and entered into this 21 day of March, 1997 (the "Effective Date") by and between Computer Outsourcing Services, Inc., a New York Corporation (hereinafter referred to as "COSI"), on the one hand and Alicomp, a division of Alicare, Inc., (hereinafter referred to as "ALICOMP") on the other hand.

WHEREAS COSI is in the business of providing computer related services for ALICOMP and other ALICOMP commercial customers (herein individually called "an ALICOMP customer" and collectively called "ALICOMP Customers"; and

WHEREAS ALICOMP is desirous of obtaining certain of these services provided by COSI under terms and conditions set forth herein; and

WHEREAS COSI is desirous of providing certain related services to ALICOMP;

                                   WITNESSETH

NOW THEREFORE in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties have agreed as follows:

1.     DEFIN1TIONS

The following terms, when used herein, shall have the meanings ascribed to them hereinbelow:

1. "ALICOMP Software" means the Software that is proprietary to ALICOMP or the ALICOMP customer, which COSI shall use to provide the Services hereunder.

2. "COMMUNICATIONS MANAGER" means the individual(s) that COSI shall designate to receive all notices and/or formal communications under this Agreement.

3. "COMPLIANCE" means, with respect to the Services, that such Services are provided in accordance with the then-current Performance Standards.

4. "COMPUTER EQUIPMENT" means CPU's, terminals, direct access storage devices, computers, keyboards, disk drives, disks, tape drives, tapes, display devices, modems, multiplexors, peripherals, other input and output devices, communications devices, routers, servers, gateways, and all other computer hardware and equipment, as set forth in Exhibit A and attached hereto.

5.     "COMPUTER SYSTEMS" means applications and telecommunications network.


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6.     "CONFIDENTIAL INFORMATION" means all confidential, non-public, proprietary information relating to a party or its clients, prospective clients, brokers and consultants, suppliers, or clients' clients and all copies and tangible embodiments thereof in whatever form or medium, including, without limitation, the Software, the Data, the Computer Equipment, and all data, files, supplier, client and customer identities and lists, accounting records, forecasts, project management plans, marketing plans, business plans, systems designs, report formats, coding techniques and routines, file handling and search techniques, data entry handling routines, and report generation routines. It shall include information provided in writing, graphically, electronically or orally (if provided orally, it shall not be deemed Confidential Information unless within thirty (30) days of disclosure it is identified as Confidential Information in writing except for prospective clients, whose identity shall be confidential regardless of how provided). Information in writing shall be treated as confidential as of the date of receipt of the written confirmation. Notwithstanding the foregoing, the term Confidential Information shall not include information that: (i) is or becomes publicly known through no wrongful act or breach of any obligation of confidentiality on the part of the party receiving same;
       (ii) is at any time received from a third party by the party that receives the same in connection with this Agreement (unless the party receiving the information has actual knowledge that the third party supplying such information has breached an obligation to keep the information confidential; (iii) was approved for release by written authorization from the party that disclosed the same in connection with this Agreement; or (iv) was disclosed without an obligation of confidentiality to the party receiving the same without an obligation of confidentiality. The parties ftirther agree that a party shall not be liable for (I) inadvertent disclosure of Confidential Information provided that (a) such party uses the same degree of care in safeguarding such Confidential Information as it uses for its own proprietary information of like importance and (b) upon discovery of such inadvertent disclosure of such Confidential information, such party endeavors to prevent any further disclosure, and (ii) unauthorized disclosure of Confidential Information by persons who are or who have been in the employ, unless it fails to safeguard such confidential Information with the same degree of care it uses for its own proprietary information of like importance.

7. "DATA" means files and factual information of any supplier or customer of ALICOMP including but not limited to the respective operations that are used to provide the Services as defined below.

8. "DATE OF FIRST PRODUCTIVE USE" means the date the provision of all Services hereunder commences (the date ALICOMP uses COSI's Computer Center on a live basis to process all its work). Such date shall be evidenced by a document executed by both parties within ten (10) days following such date in the form of Exhibit B attached hereto. If the parties fail to execute such document, the Date

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       of First Productive use shall be deemed to be thirty (30) days prior to the date of issue stated on the first check in payment for the services provided hereunder.

9.     "EFFECTIVE DATE" means the date that this Agreement is signed.

10. "EMERGENCY SERVICES" means services which COSI must provide promptly (but in any case, within one (1) hour of notice) upon request from ALICOMP. Such services shall include without limitation, Services to respond to ALICOMP needs and business requirements and to resolve problems, regenerate tables and provide increased availability during monthly financial reconciliation and year-end reporting.


11. "FACILITY LOCATION" means 300 Harmon Meadow Boulevard, Secaucus, New Jersey 07094 or other location approved by ALICOMP from which the Services to be provided hereunder are so provided.


12. "FORCE MAJEURE EVENT" means any event beyond the control of a party, including, but not limited to, acts of God, flood or fire not caused by negligence or any intentional act of an employee, agent or subcontractor of such party, earthquakes, acts of public enemies, and natural disasters, or changes in requirements of law, government order or regulation that prohibit or limit performance of the Agreement. Failure of a third party to provide electricity shall be a force majeure event only if the back up system provided by COSI is maintained and in good working order at the time of the event.

13. "INTELLECTUAL PROPERTY" means copyrights, patents, trademarks, trade secrets, and all other intellectual property rights.

14. "INTERNAL RESPONSE TIME" means the time it takes an instruction to go out from a device (from the time the Enter key is hit) until the computer response to the instruction (as that time is understood in the industry with respect to MIPS), not including the delay a data communications network will add ("Total Response Time"). For channel attached devices, Total Response Time is the same as Internal Response Time.

15.    "IPL" means Initial Program Load.

16. "MAINTENANCE SERVICES" means, with respect to any computer Equipment or Software that COSI uses to provide the Services, all services necessary to ensure that such COSI Computer Equipment or Software is in good operating order an otherwise substantially conforms to the descriptions of the same contained in the agreements pursuant to which COSI obtained the right to use such Computer Equipment or Software to provide the Services.

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17.    "MAJOR PROBLEM" means any failure of the Services to be in Compliance that ALICOMP, in the exercise of its reasonable discretion, determines affects ALICOMP's ability to provide services to itself or its customers, provided the failure is not caused by ALICOMP or its representatives or customers or by any data or program installed by any of the foregoing.

18. "MINOR PROBLEM" means any failure of the Services to be in Compliance other than a Major Problem, provided the failure is not caused by ALICOMP or its representatives or customers or by any data or program installed by any of the foregoing (other than data or programs so installed pursuant to advice from or with the approval of COSI).


19.    "MIPS" means Millions of Instructions Per Second.


20. "NEW ALICOMP SOFTWARE" means all software that is developed or purchased by or for ALICOMP and used by COSI solely to provide the Services and for no other purpose, including, without limitation, all derivative works of ALICOMP Software.

21. "PRIME SHIFT TIME" means Monday through Friday 7:30 A.M. to 8:00 P.M. and Saturday 7:30 A.M. through 3:00 P.M. inclusive fifty two weeks per year.

22.    "NON PRIME SHIFT TIME" means all times of the day other than Prime Shift
       Time.

23. "PERFORMANCE STANDARDS" means the standard of performing the Services hereunder as set forth herein.

24. "SERVICES" means all functions and responsibilities described in Exhibit A attached hereto, as modified from time to time.

25. "SOFTWARE" means Software (in Source Code and executable code forms) and all programming, systems and user documentation related to such Software.

26. "SOURCE CODE" means, with respect to any computer program or portion thereof, a full source language statement of such program and all documentation related to maintenance for such program, including, without limitation, all flow charts, schematics and annotations that comprise the design specification for such program.

27. "TERMINATION COSTS" shall mean all reasonable costs of ALICOMP incurred after termination of this Agreement for breach by COSI before the expiration of the then-current term of this Agreement to obtain from a third party for the balance of the then current term the Services on substantially the same terms and

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       conditions as those contained herein or to perform the Services itself, including, without limitation (a) all costs associated with any Computer Equipment or Software purchased, licensed or leased by ALICOMP from a third party to obtain from a third party the services on substantially the same terms and conditions as those contained herein (or to perform the Services itself); (b) all amounts in excess of the amounts that would have been paid to COSI hereunder to provide such Services; (c) all reasonable out-of-pocket expenses (including, reasonable legal fees and professional time) paid by ALICOMP to enter into all agreements required to obtain the Services from a third party or perform the Services itself. COSI's maximum liability hereunder shall be the greater of the total of
       (a), (b) and (c) or the monthly fees times the remainder of months and partial months in the then current term times one and one-half (1.5).

2.     TERM


(A) The term of this Agreement shall commence on the Date of First Productive Use and remain in effect for thirty-six (36) consecutive months. This Agreement shall continue thereafter for a maximum of an additional 24 months unless ALICOMP shall have given 180 days notice of its wish to terminate this Agreement. Notice may be given at any time after the Agreement has been in effect for thirty months.


(B) Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not be effective unless and until COSI enters into a lease for the Facility Location.

3.     COMMENCEMENT

(A) The Facility Location shall be ready to effectuate the Date of First Productive Use no later than October 1, 1997.

(B) The Date of First Productive Use shall not be later than December 15, 1997 provided the Facility Location is in Compliance.

4.     A. COMPUTING SERVICES

(1) Quality of Services. At all times during the term of this Agreement, COSI shall provide the Services in Compliance.

(2) Manner of Performance. COSI shall cause all Services provided by it under this Agreement, whether performed by COSI or its approved subcontractors, agents or representatives, to be performed in a timely and professional manner pursuant to the Exhibits attached hereto by qualified persons fully familiar with the Computer Equipment and the operating system Software as it relates to the applications software used by COSI to provide Services, and in compliance with

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       all laws, ordinances, rules and regulations, all requirements of insurance policies, and all requirements of any third party that may have provided any of the Software or Computer Equipment to COSI.

(3) Compliance with ALICOMP Rules. Each party shall ensure that its employees, agents, and subcontractors shall obey, when on the premises of the other party , all rules, regulations and security procedures and other requirements of that party , and all reasonable instructions and directions from that party and its designees.

(4) Key Employee(s): (i) COSI shall assign Robert Wallach for as long as he is employed as a COSI employee, with management responsibility over COSI as ALICOMP's Client advocate. In the event that Robert Wallach shall cease to be a COSI employee, or cease to have day to day responsibility over the COSI outsourcing activities ALICOMP shall have the right to approve or disapprove his replacement as client advocate. If ALICOMP shall disapprove his replacement, then COSI shall use its best efforts to select a new client advocate acceptable to ALICOMP. COSI's client advocate will assure ALICOMP that any COSI corporate policy that is made during the term of this Agreements will be consistent with this Agreement or make ALICOMP immediately aware if not so.; (ii) COSI shall assign Thomas Laudati to work as COSI's account representative for ALICOMP; In the event that Thomas Laudati shall cease to be a COSI employee, ALICOMP -shall have the right to approve or disapprove his replacement as account representative. If ALICOMP shall disapprove his replacement, then COSI shall use its best efforts to select a replacement ALICOMP Account Representative acceptable to ALICOMP.

4. B.  SINGLE POINT OF CONTACT, FACILITY LOCATIONS & INSPECTION

(1) Communications Manager. (i) Within three (3) days after the Effective Date, COSI shall designate in writing a qualified employee(s) of COSI acceptable to ALICOMP to whom all communications from ALICOMP shall be addressed and who has authority to act for COSI in connection with all aspects of this Agreement. (ii) Within three (3) days after the Effective Date, ALICOMP shall designate a qualified employee(s) of ALICOMP who has authority to act for ALICOMP in connection with all aspects of this Agreement. ALICOMP, in its sole discretion, may replace such employee(s) from time to time during the term of this Agreement upon providing notice of same to the Communications Manager. See Exhibit C attached hereto.

(2) Changes to Technology. From time to time during the term of this Agreement, ALICOMP may provide notice to the Communications Manager that the Computer Equipment or Software should be modified to reflect the development of Software or Computer Equipment being used within the overall COSI operating environment that is more effective or efficient for the business needs of

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       ALICOMP than that used to provide the Services at the time of such notice. Upon receipt of such notice, the parties shall negotiate in good faith to modify the Computer Equipment and/or Software accordingly to reflect the inclusion of such Software and/or Computer Equipment if COSI uses such new Software or Computer Hardware for its clients.

(3) Facilities Location. Except as expressly permitted herein, COSI shall provide the Services solely from the Facility Location (sometimes known as the "Information Technology Facility") and such other information technology facilities for which COSI gives notice to ALICOMP and for which ALICOMP provides to COSI written consent, which consent shall not be unreasonably withheld. Any migration and moving costs and expenses incurred by ALICOMP as a result of such services being provided from another location, even if with ALICOMP's consent, shall be borne by COSI. The failure to consent by ALICOMP to relocate to a facility located both outside of Hudson County and more than 10 miles from the New Jersey side of the Lincoln Tunnel prior to 36 months from the Date of First Productive Use shall not be deemed unreasonable.

(4) (a) Inspection. ALICOMP shall have the right from time to time, but in no event to exceed two (2) times per year, to be exercised at ALICOMP's option through its employees and third party consultants, auditors, or agents, to observe and monitor all aspects.,of performance by COSI of it obligations hereunder at COSI's place of performance, such observation or monitoring shall be upon reasonable notice. All books and records of COSI related to same shall be made available. COSI shall use its best efforts to facilitate such observations and monitoring (including, without limitation, providing access to any portion of COSI's premises where performance is occurring). ALICOMP shall pay all costs and expenses of ALICOMP employees and third party consultants, auditors or agents to observe and monitor such performance. The ALICOMP employees, auditors and agents who perform such observations and monitoring shall be required to treat a Confidential Information any information disclosed to them during such observation.

       (b) In addition to the inspections performed by ALICOMP, ALICOMP's larger ALICOMP Customers shall have the right to a similar inspection on the same terms and conditions set forth in the paragraph immediately above. ALICOMP shall take reasonable steps to limit the inspection right of its customers and in no event shall more than ten (10) ALICOMP Customers have the right to an inspection in any twelve (12) month period without prior written consent of COSI and no ALICOMP Customer shall have the right to perform more than one inspection per twelve (12) month period.

(5) Continuity. Notwithstanding anything to the contrary contained herein, but subject to subparagraph 24.E., without prior consent of ALICOMP, COSI shall not suspend performance of its obligations hereunder during the term of this

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       Agreement for any reason including, without limitation, any breach of the
       Agreement by ALICOMP other than non-payment of undisputed amounts becoming due hereunder for more than * after such amounts first became due.

4.     C. CHANGES TO SERVICES

(1) Technological Advances. COSI shall take all commercially reasonable actions in accordance with the standards of the industry, without charge to ALICOMP to (a) maintain all Computer Equipment and Software used by COSI to provide Services at a technological level that will enable ALICOMP to maintain its competitiveness; (b) to provide to ALICOMP written descriptions of any technological advances scheduled for the overall operating environment as such technology advances become available and to provide at least thirty (30) days prior notice of the scheduled changes; and (c) to share the benefits of new technology, research and development.

(2) COSI shall not install or implement any Hardware or Software to provide Services to ALICOMP which are unique to COSI without the prior written consent of ALICOMP, which consent shall not be unreasonably withheld. ALICOMP's refusal to grant its consent shall not be deemed to have been unreasonably withheld if the Hardware or Software is not commercially available or if a reasonable number of third party vendors do not provide service contracts or replacement parts as applicable or if ALICOMP will have to rely upon COSI to maintain the Hardware and Software after termination of this Agreement.

4.     D. MAINTENANCE AND SUPPORT

(1) Problem Reports. Upon acquiring knowledge of any Major Problem or Minor Problem, ALICOMP shall report same to Communications Manager by telephone. COSI shall provide qualified personnel twenty-four (24) hours per day, seven (7) days per week, three hundred sixty five (365) days per year to provide telephone service to respond to such telephone reports from ALICOMP. Within one hour COSI shall provide ALICOMP with a status report on its efforts to correct the problem, including a statement as to whether COSI deems the problem to be a Major Problem or a Minor Problem.

(2) Major Problems. COSI shall correct all Major Problems or provide a workaround within * of receipt of telephone reports from ALICOMP of such Major Problems. COSI shall provide Emergency Services including but not limited to qualified staff to work exclusively to correct Major Problems until such Major Problems are corrected. ALICOMP shall cooperate with COSI as may be reasonably necessary for COSI to correct such major Problem; provided that such cooperation shall not interrupt the normal business operations of ALICOMP. In the event that COSI fails to correct such major

* Confidential portion has been omitted and filed separately with the Commission.

       Problem or provide a workaround within * of receipt of ALICOMP's telephone report of such Major Problem, ALICOMP may, at COSI's sole expense, provide employees of ALICOMP or third parties to work at COSI's premises to correct such Major Problem.

(3) Minor Problems. COSI shall use its best efforts to correct all Minor Problems within * of receipt of telephone reports from ALICOMP of such Minor Problems. ALICOMP shall cooperate with COSI as may be reasonably necessary for COSI to correct such Minor Problems provided such cooperation shall not interrupt the normal business operations of ALICOMP.

(4) Support. COSI shall make available by telephone twenty-four (24) hours per day, seven (7) days per week, three hundred sixty five (365) days per year, qualified personnel necessary to answer questions from ALICOMP regarding the, Services and to assist ALICOMP to use all features of the Services fully and completely. COSI shall provide responses to all such questions within one (1) hour after receipt of same.

(5) Service Levels. If COSI fails to provide the Services in Compliance, and after notice to COSI setting forth the reason(s) for such failure, discussions between the parties with respect to the failure and agreement by COSI that the Services were not provided in Compliance the Monthly Fixed Fee due after the month in which COSI so fails to provide such Services shall be reduced as specified in this Agreement or Exhibits attached hereto.

4.     E. REPORTING

(1) Performance and Cost Reporting. In addition to any reports which are required to be made by the Account Manager, COSI shall keep complete and accurate records as may be necessary (i) to monitor the performance of COSI obligations hereunder including, without limitation, as may be necessary to determine whether the Services are in Compliance; and (ii) to allocate costs to offices, practices, functional groups, commercial clients, and similar divisions and subdivisions of ALICOMP; and (iii) any other reasonable reports requested by ALICOMP. Within the first five (5) business days after the last day of each calendar month, COSI shall provide to ALICOMP such records relating to such calendar month in machine readable form on media and in data formats as may be specified by ALICOMP from time to time. ALICOMP may provide such records to third parties. CIMS reports, or equivalent agreed to by ALICOMP, however, needed to produce customer invoicing must be provided by the first day of the month immediately preceding the month for which the information is required.

(2) Planned Changes. As required, COSI shall provide to ALICOMP a complete report of all modifications to the Computer Equipment and the Software used by

* Confidential portion has been omitted and filed separately with the Commission.


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       COSI to provide the Services that are planned by COSI to the ALICOMP operating environment. COSI shall discuss with ALICOMP any objections ALICOMP may have to such modification and shall use its best efforts to resolve all issues raised in connection with such objectives.

(3) Meetings. From time to time during the term of this Agreement, within five (5) business days after written request for a meeting with COSI. COSI shall meet with ALICOMP at ALICOMP's premises or at such location as may be reasonably designated by ALICOMP to discuss the performance of this Agreement by COSI. COSI shall use its best efforts to ensure that any employee or agent of COSI that may be specified by ALICOMP attends such meetings.

5.     A. PERFORMANCE STANDARDS

(1) (i) Computer and Data Network Availability. For both batch and on-line capabilities, computer and data network availability and attended computer operators will be provided seven (7) days per week, twenty-four
       (24) hours per day, three hundred sixty five (365) days per year, except for prescheduled preapproved Non Prime Shift Time maintenance coordinated in advance with ALICOMP. Additional or special requirements for maintenance will be coordinated with ALICOMP as soon as practical.

       (ii) COSI guarantees that the standard for computer and data network availability will be * of the time twentyfour (24) hours a day, seven (7) days per week, three hundred sixty-five (365) days per year (herein called "the Standard").


(2) (a) Application availability. Unless ALICOMP approves otherwise, in writing, all updated production on-line applications shall be fully functional and available to ALICOMP and ALICOMP's Customers no later than 7:30 A.M. each morning and will be available thereafter continually until the daily batch cycles have to be run. The batch cycle will be run no earlier than 8:00 P.M. and no later than is necessary to comply with the 7:30 A.M. requirement; assuming "batch window" requirements for meeting system schedules remain consistent with performance prior to the Date of First Productive Use at COSI.


       (b) ALICOMP shall use its best efforts to fully test each new application or change to any existing application or operating system release (software changes) so as to minimize any Major Problems or Minor Problems that my results from its use. ALICOMP shall sign off on each change before it will be moved from Test to Production. Internal response time standards will be reviewed for compliance after each application change and jointly agreed upon with COSI. COSI shall attempt to balance and tune standards back in compliance. If additional resources are required to bring the performance back into compliance due to any change caused by ALICOMP, ALICOMP may purchase such

* Confidential portion has been omitted and filed separately with the Commission.

       additional resources from COSI or agree to change the Standards. If client changes such standards such changes will be the responsibility of ALICOMP.

       (c) COSI will use its best efforts to make software changes required for COSI to be in Compliance and use its best efforts to maintain the same Performance Standards that existed just prior to the software change. ALICOMP acknowledge that new releases can cause intermittent problems that cannot be foreseen in advance and may not be detected during the testing of same in that regard. Balancing and tuning will be immediately attended to by COSI and COSI will promptly provide ALICOMP Emergency Services to bring the standard back to what it was prior to the change.

       (d) It is ALICOMP's responsibility to provide COSI with information that it may be in possession of which may help COSI to prepare for software changes requested by ALICOMP or new ALICOMP business which would require more resources. Should more MIPS, DASD or labor (resources) be required to handle a software change, COSI shall use its best efforts to provide such additional resources in a prompt and timely manner. ALICOMP will pay COSI, pursuant to this Agreement, for such increased resources. Additionally, ALICOMP will cooperate with COSI and provide its best effort to bring the standard back to those in effect prior to the software changes should those standards be impacted.

       (e) ALICOMP shall not prevent COSI from changing operating systems software as mandated by IBM or other third parties beyond the point where such software will not be supportable. COSI shall give ALICOMP no less than one hundred and twenty (120) days notice prior to the need for such operating systems change.

       (f) For the seven (7) days immediately following software changes, the system availability and Internal Response Time shall not be relied upon in the measurement of the Standard for COSI to be in Compliance.

(3) Internal Response Time.

       a) For the ALICOMP Customers COSI will meet or exceed Internal Response Time standards. The Internal Response Time shall be measured at ALICOMP's current location in the sixty (60) day period immediately preceding the Date of First Productive Use. The method for capturing current Internal Response Time and Total Response Time levels shall be agreed upon during migration and those results will be used for comparison with performance levels provided by COSI and reported to ALICOMP.

       b) Guaranteed average CICS Internal Response Time for ALICOMP shall be less than * for all transactions * of the time as measured over any
            * consecutive business days. Exhibit D

* Confidential portion has been omitted and filed separately with the Commission.

            Internal response time schedule shall be the log of daily CICS Internal Response Time for production applications produced by ALICOMP at its current location in the sixty (60) business day period immediately preceding the Date of First Productive Use. That will confirm sub-second Internal Response Time for the current applications mix and volumes detailed.

       c) Internal Response Time for Alico Services Corporation ("ASC") VM, VSE, MVS, CICS Production transactions will meet or exceed current performance levels of its current location as measured in the sixty
            (60) days immediately proceeding the Date of First Productive Use. ALICOMP and COSI will select specific transactions to find a sampling scheme and a toll to measure Internal Response Time for comparison purposes. Schedule D shall reflect these measurements and shall be annexed hereto prior to the Date of First Productive Use.

       d) Total Response Time for interactive use by ALICOMP Customers will not differ from current performance levels of its current location as measured in the sixty (60) days immediately proceeding the Date of First Productive Use. COSI and ALICOMP will select a sample set of representative work stations for comparison monitoring and shall list such measurements on Schedule D to be attached hereto prior to the Date of First Productive Use.

       e) The damages for failing to meet the requirements set forth in subparagraphs (a) through (d) are set forth in Paragraph 17.. Consistent with the provisions of subparagraph 5.A.(2) above, the seven (7) day period immediately proceeding a software change, or the addition of new ALICOMP business, will not be included in Internal Response Time or Total Response Time measurements as it relates to Performance Standards being in Compliance or in the calculation or measurement of damages.

(4) Processors. ALICOMP's ability to conduct its business will not be adversely affected by restriction on the number of regions or partitions available pursuant to this Agreement.

(5) Technical Support. Technical and Operational Support will be available twentyfour (24) hours per day, seven (7) days per week on an on call basis. These services include but are not limited to the serviced described in functional responsibilities set forth in Exhibit A attached hereto.

(6) For as long as John Eurell, Rick Rittner, Glenn Ring, Mike Pellicciotta, Shanti Dipnraine and Frank Mulligan are employed by ALICOMP or are otherwise providing services to ALICOMP, ALICOMP will have access to their services: (1) for the purpose of providing the Services in this Agreement in Compliance; (2) for utilizing their skill sets and knowledge of current and near term ALICOMP customers as referred to in Exhibit E attached hereto and for promptly helping ALICOMP evaluate prospective customer needs including the preparation of proposals, site visits, and any other activity required to facilitate the acquisition of new business. It is anticipated that these individuals shall remain ALICOMP employees or contractors, however the cost of their services, including wages, overtime, benefits and taxes where applicable, shall be set off against the fees payable by ALICOMP to COSI pursuant to Exhibit A hereto. Annual Reviews for all ALICOMP employees shall be done in concert with COSI senior management, it being understood, however, that the amount of an individual's wage increase will be subject to and be in conformance with COSI's standard review, appraisal, and compensation policy. During the term of this Agreement, ALICOMP and COSI shall agree if ALICOMP wishes to transfer the employment or contractor status of one or more of the above referenced individuals form ALICOMP to COSI.

(7) Help Desk. Help Desk ("HD") shall be available twenty-four hours a day, seven (7) days a week. Functional responsibilities shall be set forth in Exhibit A.

(8) Impact Printing. ALICOMP COSI shall perform all of the computer impact printing functions, including but not limited to, the functions described in Exhibits F attached hereto. COSI shall (i) perform all associated paper and form storage functions, and (ii) perform the once daily distribution of printed data from COSI to ALICOMP headquarters in NYC offices at approximately 10:00 AM each business day.

(9) Tape Drives and Tapes. COSI will provide, as set forth in Exhibit A attached hereto.

(10) Disk Storage Devices (DASD). COSI will supply storage devices with appropriate controllers as set forth in Exhibit A attached hereto.

(11) Data Network Facilities. Data network facilities shall be provided as set forth in Exhibit A and Exhibit G attached hereto.

(12) Computer Operations. Functional responsibilities regarding the providing of services, including production control, are set forth in Exhibit A attached hereto.

5.     B. PHYSICAL ACCESS

(1) Access to COSI's buildings and data center will be restricted by use of card entry or similarly secure system. Security personnel shall be located on site twenty-four (24) hours a day, seven (7) days per week.

(2) ALICOMP's employees, ALICOMP's Customers, and third party contractors engaged by ALICOMP, shall have access to the ALICOMP offices at the Information

Technology Facility on a 24 hour a day basis seven days a week basis subject to compliance with COSI's security procedures.

6.     FEES

Fees are set forth in Exhibit A attached hereto.

7.     DISASTER RECOVERY

Services shall be provided as set forth in Paragraph 24.E. and F. and Exhibit H attached hereto.

8.     OWNERSHIP OF SYSTEMS AND MATERIALS

A. All systems, programs, operating instructions, and other documentation prepared for ALICOMP by COSI shall be and remain the property of ALICOMP.

B. Subject to Paragraph 18, upon termination of this Agreement, (i) all of ALICOMP's information retained in COSI's master files shall be made available to ALICOMP on magnetic tapes provided by ALICOMP; (ii) COSI shall return to ALICOMP all documents and written records of transactions and magnetic tapes and magnetic media belonging to ALICOMP; (iii) COSI shall erase all magnetic memory of ALICOMP's information no earlier than one (1) year following termination unless directed to do so by ALICOMP; and (iv) COSI shall provide any other documentation, including but not limited to, operating procedures and instructions to enable ALICOMP to transfer this documentation to ALICOMP or any third party it so designates.

9.     SOFTWARE AND COMPUTER EQUIPMENT


A. Non IBM Party Software. COSI shall be solely responsible for obtaining and maintaining in ALICOMP's name all rights and licenses to operating systems and applications software to be granted by any of the vendors that are necessary for COSI to provide ALICOMP the Services in accordance with this Agreement; provided, however, that COSI shall not use any Software (other than IBM system software) to provide such Services without the prior written consent of ALICOMP, which consent shall not be unreasonably withheld. ALICOMP's consent will not be deemed to be unreasonably withheld with respect to any Software, the owner of which fails to provide written assurance that it will license such software to ALICOMP, its successor, or to COSI's successor should this Agreement terminate for any reason. Upon termination of the Agreement, COSI shall deliver to an entity designated by ALICOMP all of the non IBM software licenses COSI required immediately prior to the termination of this Agreement to perform hereunder including the ALICOMP licenses in effect on the Effective Date hereof as is listed on Exhibit I, provided ALICOMP or its affiliates or its customers had a valid license on the Effective Date of this Agreement or thereafter.


B. Documentation Requirement. In addition to any other information that ALICOMP may request regarding Software and Computer Equipment for which COSI requests written consent, COSI shall provide access to ALICOMP to all technical manuals and other documentation for such Software and Computer Equipment in such reasonable amounts as ALICOMP may request from time to time.

C. Software License. Subject to all terms and conditions contained herein, ALICOMP hereby grants to COSI during the term of this Agreement, a non-exclusive, nontransferable, world-wide, royalty free license to use, copy, and create derivative works of the Software and the newly acquired Software solely to perform the obligations of COSI hereunder.

10.  WARRANTEES

A. Performance Warranty - COSI. COSI represents and warrants that at all times during the term of this Agreement: (i) the Services shall be in Compliance; and (ii) the Services will be performed by qualified personnel in a professional and workmanlike manner which meets or exceeds industry standards.

B. Performance Warranty - ALICOMP. ALICOMP represents and warrants that any Services provided by ALICOMP employees or contractors will be performed by qualified personnel in a professional and workmanlike manner. This shall not be deemed, however, to relieve COSI of any responsibility it might have to provide the Services in Compliance,

C. Computer Equipment. COSI represents and warrants that COSI shall keep all Computer Equipment that COSI uses to provide the Services in good operating condition and shall undertake all repairs and preventive maintenance required in accordance with industry standards and practices. All Computer Equipment and Software shall be under a maintenance agreement with the manufacturer or commercially equivalent provider which covers Prime Shift and Nonprime Shift time.

D. Software Integrity. C OSI represents and warrants that no component of the New ALICOMP Software or the COSI Software shall include any feature or function which may enable COSI to: (i) discontinue at any time during the term of this Agreement or thereafter ALICOMP's effective use of the same;
     (ii) erase, destroy, corrupt, or modify without the consent of ALICOMP of any ALICOMP Data or other date stored on Computer Equipment used by ALICOMP; or (iii) bypass any internal or external software security measure without the consent or knowledge of ALICOMP to obtain access to such ALICOMP Data or other data. COSI will advise ALICOMP if it learns that a third party may accomplish any of the foregoing

E. Authority. Each party represents and warrants that it has all power and authority necessary to enter into and to perform this Agreement, and that upon execution and deliver, this Agreement shall be a legal, valid and binding obligation of such party enforceable against it in accordance with its terms.

F. Infringement. (i) COSI represents and warrants that the New ALICOMP Software, the COSI Software and the Services do not and shall not infringe upon or misappropriate any Intellectual property of any third party; (ii) ALICOMP represents and warrants that ALICOMP Software and the New ALICOMP Software, if any, do not and shall not infringe upon or misappropriate any Intellectual Property of any third party.

G. No Claims. (i) COSI represents and warrant that no claim (whether or not embodied in an action, past or present) has been made to it that the COSI Software infringes or misappropriates any Intellectual Property and that no such claim is pending against COSI or against any entity from which COSI obtained such rights; (ii) ALICOMP represents and warrants that no claim (whether or not embodied in an action, past or present) has been made to it that the ALICOMP Software and/or the New ALICOMP Software infringes or misappropriates any Intellectual Property and that no such claim is pending against ALICOMP or against any entity from which ALICOMP obtained such rights.

H. Disclaimer of Warranty. Except as expressly specified herein, no party makes any other warranty, expressed or implied, and both parties disclaim the implied warranties or merchantability or of fitness for a particular purpose.

11.  LIMITATION OF REMEDIIES

In addition to the rights and obligations set forth in Paragraph 17:

A. COSI Limitation of Liability. COSI's maximum liability for direct damages arising out of, or resulting from each breach of this Agreement by COSI shall be * of the net fixed minimum overall fee at the time of such breach. COSI shall have no liability for any services provided by ALICOMP to ALICOMP Customers under agreements between ALICOMP and ALICOMP Customers (herein individually called a "Customer Agreement" and collectively called "the Customer Agreements") except and only to the extent that ALICOMP under any Customer Agreement in effect as of the Effective Date of this Agreement is obligated to such ALICOMP Client for failure to provide such services. Any limitation of liability available to ALICOMP under such Customer Agreement shall likewise be available to COSI. COSI shall have no liability for any services ftirnished under any Customer Agreement entered into during the term of this

* Confidential portion has been omitted and filed separately with the Commission.

     Agreement, unless agreed to by COSI in writing at or prior to the time the ALICOMP Customer Agreement is entered into. Provided, however, that if ALICOMP Customers terminate their agreement(s) with ALICOMP for reasons arising out of COSI's failure to be in compliance with the Performance Standards then ALICOMP shall be entitled to show such terminations as proof of COSI's breach of this Agreement in any dispute resolution process or litigation.

B. ALICOMP's Limitation of Liability. ALICOMP's maximum liability for direct damages arising out of, or resulting from, each breach of this Agreement by ALICOMP shall be an amount equal to * of the net fixed minimum annual fee at the time of such breach.


C. General Limitation of liability. Each party's liability in the aggregate arising out of, or relating to, this Agreement, from any cause whatsoever, and regardless of the form of action (whether in contract or in tort, including negligence) shall be limited to direct damages in the aggregate up to *. Neither party shall be liable for any indirect or consequential damages or for the loss of data even if such party shall have been advised of the possibility of the liability of such potential loss or damage.


12.  CONFIDENTIAL TREATMENT OF INFORMATION

A. (1) Use and Disclosure. Except as expressly provided otherwise herein, each party shall keep and maintain the Confidential Information disclosed to, learned by, or otherwise acquired in connection with the Services or this Agreement by, such party in strict confidence, whether in oral, written or graphical form, and shall not use or disclose the same except: (i) to employees or consultants of such party who need access to such Confidential Information to perform their obligations to the other and who have entered into written agreements with such party containing obligations of confidentiality substantially similar to those contained herein; or (ii) as required by law or court order. (2) In the event that a party received a request to disclose all or any part of any Confidential Information disclosed to, learned by, or otherwise acquired in connection with the Services or this Agreement by it hereunder under the terms of a valid and effective subpoena or order issues by a court of competent jurisdiction or by a judicial or administrative agency or legislative body or committee, such party agrees to (i) immediately notify the other of the existence, terms and conditions surrounding such request; (ii) consult with the other on the advisability of taking available legal steps to resist or narrow such request; and (iii) if disclosure of such Confidential Information is required or deemed advisable, exercise its best efforts to obtain an order reliable assurance that confidential treatment will be accorded to such portion of the Confidential Information to be disclosed which each party designates. Both parties shall be liable for any breach by its employees, consultants or agents of the provisions of this Agreement as such employee, consultant or agent is acting within the scope of his/her authority at the time of the breach. Each employee, consultant or agent of

* Confidential portion has been omitted and filed separately with the Commission.

     each party shall take all steps (by instruction, agreement or otherwise) necessary to maintain the confidentiality of the Confidential Information and use the same degree of care it uses to avoid disclosure of its own Confidential Information of like importance.

B. Return of Confidential Information. Upon any expiration or termination of this Agreement or upon reasonable request, unless otherwise expressly specified in this Agreement, each party shall return all Confidential Information disclosed to, learned by, or otherwise acquired in connection with the Services of this Agreement by each party to the other.


C. Remedy. Each party acknowledges and agrees that breach of this Section 12 with respect to Confidential Information disclosed to, learned by, or otherwise acquired in connection with the Services or this Agreement by such party by any party may cause immediate and irreparable harm to the other for which the payment of money may not adequately compensate the other. Therefore, upon being advised of a breach of Section 12 with respect to Confidential Information, each party agrees to take immediate steps to secure such breach. In the event that the party that committed the breach fails to notify the other within one (1) business day that it has cured the breach, the aggrieved party shall be entitled to seek injunctive and other relief. In addition to the foregoing, the aggrieved party shall be entitled to any relief provided in this Agreement for damages incurred as a result of the breach.


13.  AUDITS

Upon reasonable notice and compliance with COSI's written security procedures (a copy of which will be provided to ALICOMP by the Effective Date) COSI agrees to permit ALICOMP, or its agents or designees, to audit the procedures for handling and processing of ALICOMP Data covered by this Agreement. ALICOMP shall have access to third party audits, internal EDP audits, and shall have the ability to audit bills and invoices submitted to ALICOMP for payment. COSI agrees to comply with all reasonable audit recommendations.

14.  MODIFICATIONS OF PROCEDURES

COSI may, at its reasonable discretion, make changes in its standards and procedures for providing computing services in Compliance. COSI agrees to notify ALICOMP, in advance, of all changes.

15.  TERMINATION FOR NONPAYMENT

In the event ALICOMP fails to pay charges properly invoiced to ALICOMP by COSI within * after the date on which such payment is due, COSI, in its discretion, may terminate this Agreement thirty (30) days after written notice to

* Confidential portion has been omitted and filed separately with the Commission.

ALICOMP; unless ALICOMP has tendered the overdue payment before the expiration of such thirty (30) day notice period,

16.  INSURANCE

COSI shall procure and maintain through the term of this Agreement, at COSI's sole cost and expense, at least the following types and amounts of insurance coverages.


A. COMMERCIAL GENERAL LIABILITY INSURANCE (including premises/operations liability, independent contractors liability, contractual liability, product liability, completed operations liability, broad form property damage liability, personal injury liability, and extended bodily injury and death coverage) in a minimum amount of $1,000,000 per occurrence and $2,000,000 aggregate combined single limit for bodily injury (including death, personal injury, or property damage).

B. FIDELITY EMPLOYEE INSURANCE INCLUDING COMPUTER CRIME INSURANCE providing coverage for direct or indirect loss to ALICOMP including any loss of money, securities, or property other than money or securities to clients and any legal liability of ALICOMP arising out of or related to fraudulent or dishonest acts committed by the employees of COSI or its subcontractors, whether identified or not acting alone or in collusion with others, in a minimum amount of $5,000,000 with full indemnification of ALICOMP.

C. COMMERCIAL AUTOMOBILE LIABILITY INSURANCE including coverage for owned, hired, and non-owned vehicles with a combined single limit of $1,000,000 per occurrence for bodily injury, personal injury (including death), and property damage.

D.   UMBRELLA LIABILITY INSURANCE in minimum of $2,000,000.

E. WORKERS COMPENSATION INSURANCE covering COSI's employees in an amount not less than the limits required by law and Employers Liability Insurance covering COSI's employees in an amount not less than $500,000 per occurrence.

F. RISK OF LOSS COSI is responsible for risk of loss of care, custody and control, or damage to all Computer Equipment and Software within its possession or control on site at the facility.

G.   ERRORS AND OMISSIONS providing a minimum of $21,000,000 per occurrence.


17.  DEFAULTS AND REMEDIES

A. Upon any material breach of this Agreement or any series of breaches that collectively constitute a material breach of this Agreement by COSI, ALICOMP shall give notice followed by written confirmation to COSI stating with reasonable specification the nature of such material breach. COSI shall, where the breach has a material adverse impact on ALICOMP, immediately initiate Emergency Services to correct the breach and continue these efforts by reasonable means in order to correct the breach. In the event the breach is not remedied within ten (10) days of receipt of written notice ALICOMP may, at ALICOMP's sole discretion, give COSI a thirty (30) day written notice of its intent to terminate this Agreement. If the breach is cured within such thirty (30) day period after notice is given prior to termination, ALICOMP may, at its sole discretion, advise COSI of its intention not to terminate this Agreement by giving COSI reasonable notice of such intent as soon as practicable under the circumstances. If ALICOMP elects to terminate this Agreement, COSI shall fully cooperate in ALICOMP's migration to a new arrangement and provide the Termination Services and Termination Assistance itemized in Paragraph 18. Notwithstanding such termination, COSI shall be required to continue to provide the Services at a prorata daily usage rate. In addition, COSI shall be obligated to reimburse ALICOMP for its Termination Costs.

B. The parties have recognized and agreed that the damages which ALICOMP would sustain in the event that COSI fails to make the computer and data network available in accordance with the requirements of Paragraph 5 or fails to make the applications available or fails to meet the Internal Response Times all as set forth in Paragraph 5 of this Agreement would be difficult to measure and have agreed to the following formula for the calculation of such damages as their best estimate of the calculation of such damages and not as a penalty.

(1) Computer, applications and data network unavailability for ASC only. There shall be no damages for any month in which the computer, Applications and data network is available to ALICOMP for * of the time irrespective of what times during the month the computer, Applications, and data network is unavailable unless caused by ALICOMP. If the computer, Applications and data network is unavailable for more than * of the time during any month then for each hour of the time during that month that the computer, application and data networks is unavailable beyond * of the time the fees for that month that would otherwise be due to COSI shall be reduced by the sum of * dollars for each hour, (prorated to the nearest minute) for which the computer, Applications and data network is unavailable during Prime Shift Time and * dollars for each hour during which the computer and data network is unavailable during the Non-Prime Shift Time. As used herein the term "data network" shall mean the T-1 link backed up by a second T-1 link between the COSI Information Technology Facility and ASC headquarters at 730 BROADWAY, NEW YORK, NY 10003, as well as the link to the ALICARE affiliate's facility backed up by a dial-up connection in Salem, New Hampshire.

* Confidential portion has been omitted and filed separately with the Commission.

(2) Internal Response Times: Unless caused by ALICOMP, if average internal response times for ASC applications, as qualified in Paragraph 5.A.(3)a) and b), fails to be less than * for all transactions * of the time as measured over any * consecutive business days the fees for the month in which a majority of the * days fall which would otherwise be due to COSI shall be reduced as follows: If the average internal response time for ASC production applications is less that *, as measured over any * consecutive business days, for less than * of the time (that is, the average response time for all ASC production applications processed over the above referenced * consecutive business days must be * or less as confirmed by Schedule D referenced in Paragraph 5.A.3) -the fee shall be reduced as follows: For each additional * of the time for which the average response time is more than * over the measuring period set forth in this subparagraph the fee shall be reduced by *.

(3) ALICOMP Customer Computer, Application and Data Network Unavailability. Except for ASC the damages set forth in Subparagraph 17.B.(l) or 17.B.(2) shall not be applicable unless ALICOMP is obligated to pay such damages to its customers and in such event damages shall be limited to the amounts to which ALICOMP is obligated to pay to its customers and in no event shall be due with respect to any customer ,other than a ALICOMP hospital customer, provided, however, that in the event that such unavailability becomes material then ALICOMP may terminate this Agreement, subject to COSI's right to effectuate a cure of the unavailability.

(4) In no event shall the damages set forth in 17.B.(l) in the aggregate for any month exceed *.

(5) In addition to the foregoing damages but subject to the occurrence of any Force Majeure Event ALICOMP shall be entitled to terminate this Agreement if in any * consecutive day period either the computer, Applications, and/or data network or a combination thereof are unavailable for more than
     * hours due to the action or inaction of COSI or average internal response time for all ASC production transactions is more than * over the same period.

18.  TERMINATION RIGHTS

A. Termination Services. Upon any termination or expiration of this Agreement for any reason including, without limitation, for breach by ALICOMP, other than nonpayment of undisputed amounts for more than three (3) months after such amounts become due, COSI shall provide to ALICOMP all services and assistance necessary to enable ALICOMP at ALICOMP's option either: (i) to commence performance of the Services; or (ii) to enter into all agreements with third parties necessary to

* Confidential portion has been omitted and filed separately with the Commission.

     enable such third parties to provide to ALICOMP the services and to commence providing the Services to ALICOMP.

B. Termination Assistance. At the expiration or termination of this Agreement and as part of the inducement of ALICOMP to enter into this Agreement, regardless of the reason for such expiration or termination (other than for non-payment of undisputed amounts for more than * after amounts become due), COSI will cooperate with ALICOMP and provide ALICOMP with assistance to establish substitute or replacement Services to ensure the orderly transfer, with minimal disruption to ALICOMP or its designee of the Services provided by COSI hereunder. Therefore, commencing upon any notice of termination or expiration, or of non-renewal (including, without limitation, a termination resulting from a material breach or default by ALICOMP), ALICOMP may direct COSI to perform and, if so directed, COSI shall perform Services in connection with migrating the work of ALICOMP and its affiliates to a new service provider. These termination assistance services shall be provided during the remainder of the term of this Agreement, if any, and for services other than data processing shall be provided for so long as ALICOMP in its sole discretion may determine. The assistance services shall include providing ALICOMP and its agents, contractors, and consultants, as necessary, with reasonable access to all Software and Computer Equipment then being used by COSI to provide the Services until the effective date of termination or expiration. The assistance services described above shall include, but are not limited to, the following:

C.   PRE-MIGRATION SERVICES

i) Freezing all non-critical changes to Software. ALICOMP's customers shall unilaterally determine which changes are critical;

ii) Notifying all outside vendors of procedures to be followed during the turnover phase;

iii) Reviewing all Software libraries (tests and production) with new service provider;

iv)  Analyzing space required for the databases and Software library;

v) Generating a tape and computer listing of the Source Code in a form reasonably requested by ALICOMP; and

vi)  Providing training to new operations staff.

vii) NOTIFICATION TO SOFTWARE VENDERS OF THE MIGRATION/

* Confidential portion has been omitted and filed separately with the Commission.

D.   MIGRATION SERVICES

i)   Unloading the production databases;

ii) Delivering tapes of production databases (with content listing) and all items listed in Paragraph 8 to new operations staff;

iii) Assisting with the loading of the databases;

iv)  Assisting with the telecommunications turnover; and

v)   Assisting in the execution of a parallel operation.

E.   POST-MIGRATION SERVICES

i) Consulting support on an "as needed" basis for up to ninety (90) days as may be requested by ALICOMP; and

ii) Turnover of any remaining reports and documentation still in the possession of COSI; and


iii) Affiliates. At ALICOMP's request, COSI agrees to provide the types of termination assistance described in this Section 18 to any customer or part of customer of ALICOMP that ceases during the term of the Agreement at the internal cost of COSI plus * as set forth in Section 4.C)(2) herein above;and


iv) Termination Costs. If ALICOMP terminates Agreement for breach by COSI, COSI shall pay to ALICOMP Termination Costs associated with such termination and;

v) ALICOMP shall not be prohibited from soliciting for employment by ALICOMP any other party that ALICOMP desires, those COSI employees who were former employees of ALICOMP or COSI employees who have gained critical and extensive knowledge of ALICOMP's operational services during the term of this Agreement except those current COSI employees named in Schedule G attached hereto.

19.  INDEMNITY

A. COSI shall defend, indemnify, and hold ALICOMP harmless from and against, and shall pay all costs, fees and expenses (including reasonable attorney's fees) of ALICOMP associated, with any claim by any third party: (a) that results from any breach by COSI of any representation, warranty or other obligation contained herein or (b) that relates in any way to any act or omission of any employee or subcontractor of COSI or client. ALICOMP upon receipt of notice of a claim

* Confidential portion has been omitted and filed separately with the Commission.

     covered by the terms hereof will promptly notify of any claim or litigation to which the indemnity set forth herein applies. COSI will assume the defense of such claim at its sole cost and expense. ALICOMP shall cooperate in such defense or settlement at the indemnitor's cost and expense. The indemnitor shall not enter into any settlement imposing any liability or restriction on ALICOMP without its prior written consent or failing to include an unconditional release for it in a form that is reasonably acceptable. In addition, ALICOMP may, at its sole option and expense, assume the defense in any such action, including with respect to any settlement or compromise thereof.

B. It is anticipated that certain ALICOMP employees and or contractors may provide services to COSI with respect to non ALICOMP customers of COSI. COSI's obligations to ALICOMP set forth in subparagraph A immediately preceding shall apply to any claims associated with or brought or asserted by such COSI customers as a result of any act or omission of such ALICOMP employee.

C. ALICOMP shall defend, indemnify, and hold COSI harmless from and against, and shall pay all costs, fees and expenses (including reasonable attorney's fees) of COSI associated, with any claim by any third party: (a) that results from any breach by ALICOMP of any representation, warranty or other obligation contained herein or (b) that relates in any way to any act or omission of any employee or subcontractor of ALICOMP. COSI upon receipt of notice of a claim covered by the terms hereof will promptly notify of any claim or litigation to which the indemnity set forth herein applies. ALICOMP will assume the defense of such claim at its sole cost and expense. COSI shall cooperate in such defense or settlement at the indeninitor's cost and expense. The indemnitor shall not enter into any settlement imposing any liability or restriction on COSI without its prior written consent or failing to include an unconditional release for it in a form that is reasonably acceptable. In addition, COSI may, at its sole option and expense, assume the defense in any such action, including with respect to any settlement or compromise thereof.

20.  TAX COOPERATION

The parties agree to fully cooperate with each other to enable each to more accurately determine its own tax liability and to minimize such liability to the extent legally permissible. Each party shall provide and make available to the other any resale certificate, information regarding out-of-state sales or use of equipment, materials or services, and other exemption certificates or information reasonably requested by either party.

21.  MARKETING AGREEMENT

The Marketing Agreement between ALICOMP, INC. and COSI dated March 1997 shall be incorporated hereto and made a part of this Agreement.

22.  DISPUTE RESOLUTION

The parties shall seek to resolve any controversy between them first by negotiating with each other in good faith in face-to-face negotiations between the respective authorized senior executives of the parties. Except as otherwise provided in this Agreement, all claims, disputes, controversies and other matters in question between the parties to this Agreement which cannot be resolved by the parties shall be settled by binding arbitration in accordance with the following procedures:

A. Any arbitration shall be conducted in accordance with the commercial rules of the American Arbitration Association ("AAA") then in effect.

B. Either party may serve upon the other party by certified mail a written demand that a claim, dispute, or controversy be submitted to arbitration. The demand, which shall be effective upon receipt, shall specify in reasonable detail the nature of the claim, dispute, or controversy and shall be made within a reasonable time after the claim, dispute, or controversy has arisen and after completion of the good faith negotiations described above. In no event shall the demand for arbitration be made more than twelve (12) months after the claim or cause of action arises.

C. Within fifteen (15) days after service of a demand for arbitration, the parties shall attempt to agree upon a single arbitrator.

D. In the event the parties cannot agree upon a single arbitrator, either party may request the AAA to provide a list of arbitrators. If, within fifteen (15) days from receipt of such list, the parties fail to agree upon an arbitrator from the persons named or for any reason the appointment cannot be made from the list submitted by the AAA, then the arbitrator shall be appointed by the AAA.

E. The arbitration proceeding shall be held in New York, New York, unless the parties agree otherwise.

F. The parties agree to equally share the cost of such arbitration, although each shall bear the expense of their own legal counsel and expert witnesses.

G. The parties agree that the award or result of such arbitration may be enforced by any court having jurisdiction over the appropriate party, including but not limited to the Supreme Court in New York County, New York.

H. The written decision of the Arbitrator shall be final and binding on the parties if the damages sought by any party are related to the Services and if the damages sought by any party are equal to or less than the monthly fixed fee at the time and nonbinding in all other cases.

23.  CHANGE OF CONTROL

If at any point in time during the term of this Agreement any entity other than Zach Lonstein or any other entity in which Zach Lonstein has a greater than 50% interest or otherwise controls acquires more than fifty percent (50%) of the COSI stock there shall be deemed to be a change of control. In the event of a change of control, ALICOMP shall have the right to elect to terminate this Agreement upon not less than thirty (30) days notice. COSI shall endeavor and use its best efforts to give ALICOMP as much advance notice of its change of control as possible without violating governmental bodies' regulations or statutes or other duties in confidentiality they may be subject to. In the event that ALICOMP elects to terminate this Agreement in the event of change of control, COSI shall be liable to provide ALICOMP all of the services provided under Section 18 of this Agreement provided further that if the entity which takes control is a competitor of ALICOMP, COSI shall also pay the Termination Costs as defined in paragraph 1.27 hereof.

24.  MISCELLANEOUS

A. This Agreement shall be governed by, and construed according to, the laws of the State of New York without regard to its conflicts of law provisions. This Agreement superseded all prior agreements and understandings between the parties relating to the, subject matter hereof, and may not be changed or terminated orally, and no change, termination or waiver or any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced.

B. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any purchase Order or similar document issued by ALICOMP and accepted by COSI, the terms and conditions of this Agreement shall control. All Exhibits attached hereto are included as part of this Agreement.

C. Neither this Agreement nor the provision of this Paragraph may be changed amended, modified, terminated, or waived, as a result of any failure to enforce any provision or the waiver of any specific breach or breaches hereof, or any course of conduct of the parties. This Agreement may only be amended by a written instrument, executed by ALICOMP and COSI.

D. This Agreement shall not be assigned or transferred by either party without the written consent of the other party which consent shall not be unreasonably withheld, or except together with and as a part of its entire assets, business and goodwill as a going concern, and on the condition that upon such assignment, the assignee shall expressly assume assignor's obligations hereunder, and shall be subject to all of the terms and conditions of this Agreement; provided, however, ALICOMP shall be permitted to assign this Agreement to any subsidiary of ALICOMP or affiliate thereof.

E. COSI shall not be liable to ALICOMP for any delay or failure in providing the Services in Compliance caused by a Force Majeure Event. Hours of Computer Systems unavailability shall not include hours directly attributable to a Force Majeure Event. However, once COSI regains control of its operations either at the Disaster Recovery site or at the Information Technology Facility, COSI will resume normal services immediately and is not excused from additional periods of unavailability. No party shall be liable for any failure to perform caused by any Force Majeure Event as long as: (i) such party provides to the other party notice of such Force Majeure Event promptly upon occurrence of the same; (ii) such party performs fully and completely all obligations of such party during the existence of such Force Majeure Event that such party can perform; and (iii) such party uses its best efforts to recommence full and complete performance of its obligations as soon as possible after the occurrence of such Force Majeure Event; and (iv)COSI maintains its own electrical generating capacity sufficient to enable COSI to perform Services in Compliance under this Agreement and COSI makes such electrical power available to ALICOMP except that in the event that the Force Majeure Event is one which prevents COSI from operating its own electrical generating equipment then COSI shall be relieved of its obligation to provide electrical power to ALICOMP. Notwithstanding anything to the contrary contained herein, ALICOMP shall have no obligation to pay any amount under this Agreement during the existence of any Force Majeure Event that causes COSI to fail to provide the Services in Compliance.

F.       Required Disaster Recovery Agreement.

         (1) COSI at all times during the term of this Agreement shall be party to an agreement with Comdisco Disaster Recovery Services, Inc. (herein "Comdisco") or with another entity which can and does provide the same services which Comdisco provided as of the date hereof (herein a "Comdisco Successor") which agreement provides that Comdisco or the Comdisco Successor shall provide for the ALICOMP data, ALICOMP Software, New ALICOMP Software, COSI Computer Equipment and COSI Software all services that any third party (including Comdisco) is obligated at any time to provide to COSI for the data, Software, and Computer Equipment used by ALICOMP business. No occurrence of any event shall be deemed a Force Majeure Event with respect to COSI unless, at the time of such occurrence and during the existence of such event, COSI is party to such an agreement with Comdisco or Comdisco Successor.

         (2) Required Cure Period. If any Force Majeure Event cannot be cured within forty-eight (48) hours of the commencement of same in the reasonable opinion of COSI, COSI shall, within twelve (12) hours of commencement of same, make arrangements with Comdisco or the Comdisco Successor to provide the Services hereinafter described, at the Comdisco facility or the Comdisco Successor facility within forty-eight (48) hours of the commencement of such Force Majeure Event. COSI shall advise ALICOMP within twelve (12) hours of the commencement of such Force Majeure Event whether the Services are going to be moved to the Comdisco or Comdisco Successor facility or if the Services will remain at the COSI Computer Facility.

                  Provided further that if one of ALICOMP's customers requests COSI to declare a disaster and move to the Disaster Recovery site sooner, COSI shall do so if the customer agrees to pay the declaration fee and all other costs. If COSI ultimately declares a disaster for its other customers it shall reimburse the ALICOMP customer for these expenses.

         (3) Right to Terminate. If any Force Majeure Event continues for three (3) calendar days and COSI fails to provide the Services in Compliance due to any Force Majeure Event for such period, ALICOMP may, in its sole discretion, terminate this Agreement without any obligation to pay any amount to COSI for any period commencing with the first day of the Force Majeure Event. Upon such termination, except as expressly provided in
                  Section 24J., the parties shall have no further obligations hereunder; provided, however, that COSI shall be required to perform the obligations of COSI to the fullest extent possible during the continued existence of such Force Majeure Event. Notwithstanding the foregoing, ALICOMP shall not have the right to terminate this Agreement under this Paragraph 18 and shall not be obligated to make the payments required under this Agreement if, in connection with each Force Majeure Event that may occur:

                  (i) COSI has implemented fully and completely the Disaster Recovery Plan specifically in the Procedures manual in Exhibit E to be attached hereto (the "Plan"); and

                  (ii) Within forty-eight (48) hours after the commencement of such Force Majeure Event, all Software and Computer System(s) designated a "Critical Application" in the Plan are fully operational and available for use; and

                  (iii) Within seventy-two (72) hours after the commencement of such Force Majeure Event, all Software and Computer Systems used to provide the Services are fully operational and available for use.

G. The parties agree to reasonably cooperate with one another in order to effect the completion of any and all documents, exhibits and agreements reasonably necessary in order to carry out the obligations contained in this Agreement and the supplements and Exhibits thereto. The parties acknowledge that certain specific information needed to complete the Exhibits attached hereto may not be complete until after this Agreement is signed (effective date). Notwithstanding the foregoing COSI does agree that the pricing set forth in Exhibit A will not change upon completion of the Schedules or Exhibits.

H. ALICOMP may engage consultants and subcontractors to assist it in the performance of this Agreement. COSI may not engage any subcontractors to perform any obligation of COSI hereunder except as specified in this Agreement without obtaining the prior written consent of ALICOMP for each such subcontractor, which may not be unreasonably withheld.

1. Except as required by law, no party shall disclose to any third party for any purpose, including without limitation, for advertising and promotional purposes any terms and conditions of the Agreement or the name that may be used to identify any other party without the prior written consent of such party.

J. Certain sections hereof shall survive any expiration or termination of this Agreement as follows: Sections 1, 8, 10, 11, 17, 18, 19, 20, 22, and 24 shall survive for six (6) years beyond any expiration or termination of this Agreement. Section 12 shall survive any expiration or termination of this Agreement by three (3) years. The sections requiring COSI to provide services shall survive any termination of this Agreement so long as there are ALICOMP clients utilizing COSI's computer services of any kind for which ALICOMP is liable for such performance of Services provided ALICOMP pays for such services or the ALICOMP Client.

K. Any notice required or permitted to be made to a party pursuant to this Agreement will be in writing and deemed sufficiently given if sent to such party by overnight courier, or by certified mail;, postage prepaid, addressed as set forth in Exhibit C or to such other address as a party shall designate by written notice given to the other party. Such notice shall be deemed to have been given (a) one (1) day after being sent by overnight mail or by courier service; or (b) three (3) days after being sent, if sent by certified mail.

L. In the event that the ALICARE desires to sell ALICOMP, ALICARE shall give COSI notice of the potential sale. In the event that COSI makes an offer to purchase ALICOMP and its offer is the highest offer received and equals or exceeds the non price terms of any other offer received, ALICOMP shall either accept COSI's offer or withdraw its offer to sell ALICOMP from all parties and ALICARE shall have no liability to COSI. If COSI's offer is not the highest offer received ALICARE shall afford COSI a ten business day period to match the price and terms of the highest offer received by ALICARE. The foregoing not withstanding, in the event that the highest bid received is not satisfactory to ALICARE, in its sole and unfettered discretion, which may be applied unreasonably, ALICARE may decline to sell ALICOMP to any party, including COSI, and shall have no liability to COSI.

IN WITNESS WHEREOF, the parties hereto, each acting under due and proper authority, have executed this Agreement as of the day and year first above mentioned.


FOR:        ALICOMP                          FOR:   COSI

SIGN:       /s/ ARTHUR KUREK                 SIGN:  /s/ ZACH LONSTEIN
            ---------------------------             ----------------------------
NAME:           Arthur Kurek                 NAME:      Zach Lonstein
            ---------------------------             ----------------------------
TITLE:          President                    TITLE:     Chairman
            ---------------------------             ----------------------------
DATE:           3/21/97                      DATE:      3/21/97
            ---------------------------             ----------------------------

                                EXPLANATORY NOTE

Notwithstanding references to other exhibits in this agreement, the only exhibit which the parties prepared was Exhibit A, which immediately follows this Explanatory Note.

                                                               cosi EXA 3.21.97d

                                   EXHIBIT "A"
                        TO THE SERVICES AGREEMENT BETWEEN
             ALICOMP AND COMPUTER OUTSOURCING SERVICES, INC. (COSI)
                                FEES AND SERVICES

A.   PRICING DETAIL

I - Fixed minimum annual fees for three years to be paid monthly as of the full live cutover date (Date of First Productive Use) is $* ($*) less the following monthly credits for ALICOMP Technical Staff-

     Operations:                                            1998 Salaries (est.)
     Operations Vice President
     Operations Director
     Technical Support Specialist
     Production Control Manager
                                       Benefits *
                                       Total                $   *
                                                            ---------

     Technical Services Consultants:
     Senior Technical Support Specialist
     Senior Technical Support Specialist

                                                            $   *
                                                            ---------

     Total Staff Credit                                     $   *
                                                            ---------

This staff credit will, be adjusted each year for each staff member or consultant listed above in accordance with the provisions of Paragraph 5.A.(6) If a staff member or consultant should leave ALICOMP's employment during the term of this Agreement, ALICOMP shall replace such employees/consultants as soon as possible. If a COSI employee should take over the responsibilities of a vacant ALICOMP staff position, ALICOMP will pay COSI an amount equal to the credit applied to such position until an ALICOMP employee is hired to replace such staff position.


* Confidential portion has been omitted and filed separately with the Commission.

COSI shall have the right to review such replacement employees/consultants with ALICOMP.


Net Fixed Minimum Armual Fee for Contract Year I is anticipated to be $* ($*) net of staff credit. COSI shall invoice ALICOMP on the first day of the month in which services are being rendered for one-twelveth of the minimum annual fee. The same invoice will include fees for Overage Pricing or credits for Decremental Pricing Fee Reduction for the prior month. ALICOMP shall pay said invoice no later than the last day of the month in which services were rendered.



The staff credit shall remain constant (net of staff 'increases and overtime, if any, to be mutually agreed to by COSI and ALICOMP) during the full term of this Agreement even if the number of ALICOMP replacement employees/consultants increase or decrease (due to a reduction or increase in business). The above notwithstanding, if ALICOMP wishes to reduce its staff size, COSI must agree to such ALICOMP staff reduction in advance. The cost savings from such ALICOMP staff reduction shall be divided equally between ALICOMP and COSI.


2. Overage Pricing

     For existing clients growth and, near term clients (per attached Exhibit E) COSI's pricing for additional resources shall be:


     a) 1) MIPS over * plus a *% cushion on a CMOS Processor - $* per MIP per month as defined in the Marketing Agreement dated March 1997 (Marketing Agreement) between COSI and ALICOMP.


         ii) MIPS under * (in the event of a prior reduction in year 2 and/or 3 below the initial installed base) shall result in a fee increase of $* per MIP.


     b) i) RAMAC RAID 5 DASD over * Gigabytes (or equivalent Gigabytes after applying CMOS Hardware Compression to existing VSAM FILES estimated to be * Gigabytes.) As used herein throughout this Agreement * Gigabytes shall mean * or equivalent based on the parenthetical qualifications. (* Gigabytes per volume) or equivalent - $* per Gigabyte per month.

* Confidential portion has been omitted and filed separately with the Commission.

         ii) Gigabytes of DASD under * Gigabytes (in the event of a prior reduction in year 2 and/or 3 below the initial installed base) shall result in a fee increase of $* per Gigabyte per month.


     c) Network resources (37X5, 3172; Router, 3174 Router) labor (Console Operators, Tape Pool Operators, Production Control staff) new software above initial levels and other peripherals shall be provided at COSI cost (cost shall equal the total of cost from third parties, internal costs, space and power) plus *%.

3. Decremental Pricing/Fee Reduction


     ALICOMP's requirements for resources including, but not limited to MIPS, DASD, and labor may decrease over the term of the Agreement which this Exhibit A is a part of. In recognition of this variable need for services the parties have agreed that ALICOMP shall be entitled to reduce its usage of MIPS and/or DASD and receive a reduction in the fees hereunder in accordance with the following terms.



     1. (a) ALICOMP shall not be entitled to a reduction in fees related to a reduction in resource requirements below the Initial Installed Base for a period of twelve months following the Date of First Productive Use. During this twelve month period ALICOMP may only reduce its resource requirements to an amount equal to the Initial Installed Base amount if prior to the reduction ALICOMP had increased its resource requirement to an amount above the Base Installed Amount.



     (b) ALICOMP may reduce its resource requirements for DASD and/or MIPS during the period commencing on the first day of the thirteenth month following the Date of First Productive Use and ending on the last date of the twenty-fourth month following the Date of First Productive Use to an amount which is equal to * percent (*%) of the Initial Installed Base of MIPS and/or DASD.



     (c) ALICOMP may reduce its resource requirements for DASD and/or MIPS during the period commencing on the first day of the twenty-fifth month following the Date of First Productive Use and ending on the last date of the thirty-sixth month following the Date of First Productive Use to an amount which is equal to * percent (*%) of the Initial

* Confidential portion has been omitted and filed separately with the Commission.

     Installed Base of MIPS and/or DASD.



     2. In the event that ALICOMP determines in its sole discretion, to reduce its resource requirements in accordance with the foregoing paragraphs 1 (a) to 1 (c), it shall be entitled to a fee reduction as follows:



     (i) In the event that ALICOMP wishes to reduce its resource requirement it shall advise COSI of the reduced need in writing setting forth the reduction required and the effective date the reduction is desired. The amount of the reduction in resources shall be referred to herein as Released Resources. If COSI is able to provide the Released Resources to a third party, ALICOMP shall be entitled to a reduction in fees effective with the date that COSI commences providing the Released Resources to the third party. COSI shall be required to provide the Released Resources to a third party equally from the Released Resources and its own inventory of resources before it purchases such resources from any other third pary . By way of example, but not by way of limitation: In the fifteenth month of the Agreement, ALICOMP advises COSI that it wishes to reduce its DASD requirements by twenty Gigabytes per month. COSI has a new customer that requires thirty gigabytes of DASD per month. Without purchasing any new resources, COSI can provide the new customer with forty gigabytes of DASD per month out of existing inventory. It shall be deemed that fifteen of the released gigabytes that were formerly provided to ALICOMP are being provided to the new customer and ALICOMP would be entitled to a reduction in fees based upon a 15 gigabytes reduction effective on the date the new customer begins using Released Resources. (ii) The amount of fee reduction which ALICOMP shall be entitled to as of the date the Released Resources are provided to any other new or existing COSI customer shall be as fallows-



          a) Any reduction, or portion thereof, which is not below the Installed Base Amount shall result in a fee reduction of $ * per Gigabyte per month of DASD and $ * per MIP, per month released by ALICOMP.



          b) Any reduction, or portion thereof, which reduces the resources to an amount below the Installed Base Amount shall result in a fee reduction of $* per Gigabyte per month of DASD and $* per MIPS per month released by ALICOMP.

* Confidential portion has been omitted and filed separately with the Commission.

B.   SERVICES DETAIL



All Services described below are to be available 24 hours per day, 7 days per week, 365 days per year and are included in the Fixed Minimum Annual Fee in Paragraph (A) above.


No one time costs in connection with migration start-up pursuant to Exhibit J herein attached, cutover or operations are being charged, including charges for the moving of communication lines and any additional line costs resulting from the move to the new Information Technology Facility. All one-time costs including software, if any, are being absorbed by COSI as part of the bundled pricing schedule to be paid in monthly installments as of the live cutover date (Date of First Productive Use).

1.   IBM CMOS Mainframe Resources (the Initial Installed Base)


     a) * MIPS over a minimum of * LPARS supporting VM, VSE, and MVS Operating Systems. The ration of MIPS for each operating system and LPAR shall be determined by ALICOMP as ALICOMP's Client needs require. Appropriate Real and Extended Memory configurations and ESCON Channels for peripheral devices to support all ALICOMP Clients will be included.


     b) * Gigabytes of IBM RAMAC Raid 5 DASD, (or the equivalent Gigabytes after apply CMOS Hardware Compression to existing VSAM files estimated to be * Gigabytes) required cache controllers and cabling to support all ALICOMP Clients will be included.


     c) No less than * 3480/3490 cartridges transports with IDRC Compression cabled to the IBM Mainframe(s) as required for ALICOMP Clients.



     d)  All IBM MVS, VM and VSE operating systems software as reflected in
         Exhibit I hereto attached.



     e) All of the third parry software as reflected in Exhibit I hereto attached. COSI shall pay the required annual maintenance of all ALICOMP owned third party software and will provide other IBM and third parry software ALICOMP is using at its current facility as of the Effective Date of this Agreement. COSI shall be responsible for ALICOMP's software license transfers with Vendors and managing ALICOMP's third party software portfolio to

* Confidential portion has been omitted and filed separately with the Commission.

         ensure that maintenance and licenses meet with Vendor approval and that all licenses that are in compliance remain in compliance.

     f) Staff, in addition to staff reflected in (A) I of this Exhibit, anticipated to be no less than full time equivalents of


         * full time Console Operators to include as a first option, CBS, Inc. Console Operators currently working on ALICOMP Clients work as law permits.



         One dedicated senior technical services employee knowledgeable in VM, VSE, and MVS to work with the ALICOMP consultants and employees in Paragraph (A) I above to assist ALICOMP clients, to help in marketing and presentation activities, respond to Help Desk requests and other responsibilities inherent in a Senior Technical Services employee. ALICOMP shall have the right to approve such employee given the crucial nature of the employee responsibility.


         One Tape Pool/Production Control employee

         One Production Control Clerk

     g) A diversely routed (SONET Ring or Equivalent) telecommunications network as reflected in Exhibit G hereto attached. COSI shall pay for reinstallation of existing lines as of the Effective Date of this Agreement, and any additional monthly bandwidth costs. COSI shall also provide for connectivity to its Hotsite Backup Facility. ALICOMP shall pay for all monthly bandwidth costs up to the cost currently paid from its Secaucus location and for the installation and monthly costs of future lines not active as of the Effective Date of this Agreement.


     h) Impact Printing required by ALICO Services Corporation (ASC) as reflected 'in Exhibit F.

     i) Disaster Recovery Hotsite Backup shall be provided by COSI, including the payment each month until its expiration in December 2000, of ALICOMP's current Comdisco Disaster Recovery Fee and the use of all resources provided for in said Disaster Recovery Contract.

     j) Physical office space for Marketing and Administration Staff of ALICOMP as reflected in

* Confidential portion has been omitted and filed separately with the Commission.

         the Marketing Agreement Paragraph IV.

     k) Delivery service * at a mutually agreeable time to and from ASC Headquarters to and from the Facilities location.

     1) Use by anyone providing the Services herein of a Van or Shuttle service to and from NYC to the Facilities location, if available to other COSI employees.


     m) A Help Desk which meets ALICOMP customers' needs functional the same as the current CBS Help Desk.


     n)  Unlimited tape mounts, and onsite storage of * reels/cartridges.

2.   Responsibility Detail: see attached.

* Confidential portion has been omitted and filed separately with the Commission.

COMPUTER OPERATIONS



                                                      COSI            ALICOMP         ASC and/or
                                                      Operational/    Operational/    ALICOMP
                                                      Tech Staff*     Tech Staff      Clients


Computer Operations
Operate Console                                       J               J
Document Operations Procedures                        J               J               R
Mount Tapes                                           J               J
Print Forms and Operate Printers                      J               J
Shipping/Distribution                                 J               J
Job Accounting Statistics                             J               J
Performance Management
Define Service Level Requirements                                                     X
Document Service Level Agreements/Objectives                                          X
Measure Performance                                   J               J               R
Analyze Performance                                   J               J               R
Improvement Recommendations                           P               S               R
Implement Improvement Programs                        J               J               R
Provide Monthly Reports                               J               J               R
Capacity Management
Define application plans and requirements                                             X
Capacity Monitoring                                   P               S               R
Change Management
Application soft. change mgmt. proc. & proc.          S               P               J
Application software change/upgrade decision                                          X
Application SW (custom or 3rd party) upgrade                                          X
installation
Application software change/upgrade testing           R               R               J
Application software change/upgrade test              R               R               X
approval
Application software change/upgrade                   S               S               P
implementation*
End User Machines
Leases                                                X               R
Maintenance                                           X               R               R
Upgrades/Replacernents                                X               R               R
Miscellaneous
Paper                                                 J               J
Forms/Checks                                                                          X
Provide Microfiches Files and Tapes to Service        J               J               R
Bureau
Data Center Supplies (not including consumables)      X
Storage (paper/forms/checks)                          X

*Technical Services from COSI and ALICOMP staff will have joint responsibility for ALICOMP and COSI clients (present and future) depending on the specialty of the Services that are required to support such Clients.

Legend: X = Sole Responsibility, P = Primary Responsibility, R = Review/Accept, J= Joint Responsibility * = move from test to production environment, S = Secondary Responsibility

PRODUCTION SUPPORT AND CONTROL



                                                      COSI            ALICOMP         ASC and/or
                                                      Operational/    Operational/    ALICOMP
                                                      Tech Staff*     Tech Staff      Clients


Application System Installation/New Release
Pilot/Parallel test (environment set-up)              J               J               R
Pilot/Parallel test (Execute testing)                 J               J               P
Verification                                          R               R               X
Actual Installation                                   J               J               R
System Security
Provide Security Software                             X
User Requirements                                     P               S               X
Administration                                                                        X
Execution                                                                             X
Document Job Submission Procedures
JCL Standards                                         P               S               R
Set-up                                                J               J               J
Update to JCL                                         R               R               X
Initiation/Install                                    J               J               R
Tape Library
Retention Requirements                                R               R               X
Administration                                        X
Operation                                             X
Storage                                               X
OFF-SITE storage                                      X
Production Scheduling
Scheduler input/transmittals                          S               P               X
Scheduler updates                                     J               J               R
Execution                                             J               J               R
Test Scheduling
Define test system requirements                       R               R               X
Schedule time and confirm with customer               J               J               J
Execution of tests                                    J               J               R

*Technical Services from COSI and ALICOMP staff will have joint responsibility for ALICOMP and COSI clients (present and future) depending on the specialty of the Services that are required to support such Clients.

Legend: X = Sole Responsibility, P = Primary Responsibility, R = Review/Accept, J= Joint Responsibility, * = move from test to production environment, S = Secondary Responsibility

TECHNICAL SERVICES & SYSTEMS SW



                                                      COSI            ALICOMP         ASC and/or
                                                      Operational/    Operational/    ALICOMP
                                                      Tech Staff*     Tech Staff      Clients

System Software Program Installation and Maintenance  P               S               R
Change Management
System software change/upgrade decisions              P               S               R
System software change/upgrade, installation          P               S               R
System software change/upgrade testing                P               S,              S
Performance Tuning
Systems                                               P               S               R
Applications                                          J               J               R&J
Troubleshooting/Problem Resolution                    J               J               R
Back-up Procedures                                    J               J               R

DATABASE ADMINISTRATION (ALL)


                                                      COSI            ALICOMP         ASC and/or
                                                      Operational/    Operational/    ALICOMP
                                                      Tech Staff*     Tech Staff      Clients

DB System Software Maintenance                        P               S               S
DB Capacity Planning                                  P               S               P
DB Performance Management                             S               J               P
DB Performance Utilization Tracking                   S               J               P
Backup/Recovery Procedures                            P               S               J
DB Installation                                       P               S               S
Management REPORTS                                    P               S               P
DB Database Maintenance                               S               J               P

*Technical Services from COSI and ALICOMP staff will have joint responsibility for ALICOMP and COSI clients (present and future) depending on the specialty of the Services that are required to support such Clients.

Legend: X = Sole Responsibility, P = Primary Responsibility, R = Review/Accept, J= Joint Responsibility, * = move from test to production environment, S = Secondary Responsibility

DATA NETWORK



                                                      COSI            ALICOMP         ASC and/or
                                                      Operational/    Operational/    ALICOMP
                                                      Tech Staff*     Tech Staff      Clients

Business Requirements                                                                 X
Technical Requirements                                P               P               S
Data Network Design
Hardware and software evaluation procurement          J               J               R
Hardware and software installation                    P               S
Define/Review/Implement Standards                     J               J               S
Communications Vendor Management                      X                               S
Data Network Management
Network Control Center                                J               J
Troubleshooting/problem determination                 J               J               J
Vendor Coordination and Dispatch                      P               S
Track Vendor Performance                              X               R               R
Cabling/Wiring Installation and Maintenance
(Customer)                                            S               P               P
Cabling/Wiring Installation and Maintenance (Remote)  S               P               S
Cabling/Wiring Installation and Maintenance
(Data Center)                                         P               S
Change Management                                     J               J
Technical Support                                     J               J
Management Reports                                    P               S               S

*Technical Services from COSI and ALICOMP staff will have joint responsibility for ALICOMP and COSI clients (present and future) depending on the specialty of the Services that are required to support such Clients.

Legend: X = Sole Responsibility, P = Primary Responsibility, R = Review/Accept, J= Joint Responsibility, * = move from test to production environment, S = Secondary Responsibility

HELP DESK



                                                      COSI            ALICOMP         ASC and/or
                                                      Operational/    Operational/    ALICOMP
                                                      Tech Staff*     Tech Staff      Clients

Central Help Desk (24hrs x 7 days)
Data Center Operations                                X
Mainfi-ame Applications                               X
PC Applications                                       R                               X
PC Installation & Hardware Maintenance                R                               X
Problem Defmition
Application Problem Resolution                        S               S               P
Problem Management
Log and Track Calls                                   X                               R
Provide feedback to Users                             P               S
Escalate to next level of support when appropriate    P               S               R
Follow-up for Resolution Status                       J               J               J
System Problem Resolutions
System Software (IBM or Third Party)                  P               S
Custom Application or third party package soft-       J               J               J
ware
Notify Users of System Availability (COSI to          X
ALICOMP)
Notify End Users                                      X                               S
Monthly Reporting
MIS Reporting                                         J               J               R

*Technical Services from COSI and ALICOMP staff will have joint responsibility for ALICOMP and COSI clients (present and future) depending on the specialty of the Services that are required to support such Clients.

Legend: X = Sole Responsibility, P = Primary Responsibility, R = Review/Accept, J= Joint Responsibility, * = move from test to production environment, S = Secondary Responsibility

DISASTER RECOVERY


                                                      COSI            ALICOMP         ASC and/or
                                                      Operational/    Operational/    ALICOMP
                                                      Tech Staff*     Tech Staff      Clients
Business Requirements (End User)                                                      X
Disaster Recovery Plan (Facility)
Data Center Machines                                  X
Data Network Equipment (from CBS and Hotsite)         X
System software failure                               P               S
Application software failure                          S               S               P
Terminal machine failure diagnosis and repair*        P               S               S
Testing the Plan                                      P               S               J
Sign Off on Test                                      P               S               J
Updates to Plan                                       P               S               J
Audit Reviews                                                                         P
Computer File Backup Instructions                     S                               P
Developing Disaster Recovery Plan (Facility)          X                               R



MARKETING SUPPORT FOR ALICOMP



                                                      COSI            ALICOMP         ASC and/or
                                                      Operational/    Operational/    ALICOMP
                                                      Tech Staff*     Tech Staff      Clients

Evaluate Prospective Client Needs                     J               J               R
Needs Analysis                                        J               J               R
Proposal Preparation                                  J               J               J
Site Visits                                           J               J               J
Migration Planning - Migration                        J               J               R

*Technical Services from COSI and ALICOMP staff will have joint responsibility for ALICOMP and COSI clients (present and future) depending on the specialty of the Services that are required to support such Clients.
Legend: X = Sole Responsibility, P = Primary Responsibility, R = Review/Accept, J= Joint Responsibility, * = move from test to production environment, S = Secondary Responsibility